UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 9, 2024

SOLENO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

203 Redwood Shores Pkwy, Suite 500

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.001 par value	SLNO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2024, Dr. Ernest Mario, the Chairman of the Board of Directors (the “Board”) of Soleno Therapeutics, Inc. (the “Company”), notified the Company that he intended to resign from the Board for health reasons effective as of August 15, 2024. Dr. Mario’s decision to resign is not due to any disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices. The Company thanks Dr. Mario for his many years of service to the Company.

Following Dr. Mario’s resignation, the Board appointed current director Matthew Pauls to the position of Lead Independent Director of the Board and current director Andrew Sinclair to the position of Chairman of the Compensation Committee of the Board to fill the vacancy created by Dr. Mario’s retirement. Additionally, Dr. Sinclair will step down from the Nominating and Corporate Governance Committee of the Board and Mr. Pauls will be appointed to the Nominating and Corporate Governance Committee and assume the role of Chairman of the Committee. Mr. Pauls will receive an additional $25,000 per year for service as Lead Independent Director, pro-rated for partial years of service, and Mr. Pauls and Dr. Sinclair will receive compensation for their committee roles as set forth in the Company’s Outside Director Compensation Policy.

On August 13, 2024, the Board appointed Dawn C. Bir to the Board effective upon Dr. Mario’s retirement on August 15, 2024. Ms. Bir will serve as a Class I director with a term expiring at the annual meeting of stockholders to be held in 2027.

Ms. Bir has served as Executive Vice President and Chief Commercial Officer of Reata Pharmaceuticals, Inc., a biopharmaceutical company, from September 2016 until Reata’s acquisition by Biogen, Inc, in September 2023. She led marketing, market access, commercial operations and sales through the launch of Reata’s first approved drug for the treatment of Friedreich’s Ataxia, a rare, inherited, and progressive neuromuscular disease. From February 2013 to September 2016, Ms. Bir served as Vice President of Sales and member of the executive leadership team with Pharmacyclics through their acquisition by AbbVie. She built and lead Pharmacyclics’ national hematology sales organization and was responsible for the company’s first approved product launch in the United States and Puerto Rico. From October 2011 to February 2013, Ms. Bir served as Vice President Sales & Marketing of SKY Pharmaceuticals Packaging, Inc & Rx Pak, two business units within the U.S. Pharmaceutical and Specialty Solutions Division of McKesson Corporation, a global healthcare company, where she was responsible for multiple functions and revenue centers. From 1996 to October 2011, Ms. Bir held several commercial leadership positions of increasing responsibility within Genentech, Inc., a member of the Roche Group, a global pharmaceutical company, and Bristol Myers Squibb Company, a global pharmaceutical company. Ms. Bir currently sits on the board of Geron Corporation (NASDAQ: GERN) and holds a B.S in Biology from Binghamton University.

The Company believes Ms. Bir can make valuable contributions to the Board of Directors due to her extensive operational and commercial launch experience with development-stage biopharmaceutical companies.

In connection with the appointment of Ms. Bir to the Board and in accordance with the Company’s Outside Director Compensation Policy, she received a grant of 13,000 restricted stock units (“RSUs”). One-third the RSUs vest on August 15, 2025 and annual anniversary thereafter, subject to Ms. Bir continuing as a service provider through each such date. The RSU award is subject to the terms and conditions of the Company’s Amended and Restated 2014 Equity Incentive Plan and its related grant agreement. As a director, Ms. Bir will participate in the compensation program applicable to all non-employee directors, which is described under the heading “Non-Employee Director Compensation” in the Company’s Definitive Proxy Statement relating to the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 22, 2024.

Ms. Bir also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-196635) filed with the Securities and Exchange Commission on June 10, 2014.

There are no arrangements or understandings between Ms. Bir and any other persons pursuant to which Ms. Bir was appointed as a director.

ITEM 8.01	Other Events

On August 15, 2024, the Company issued a press release (the “Press Release”) announcing these updates to its Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 8.01 (including Exhibit 99.1) is being furnished pursuant to Item 8.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Soleno Therapeutics, Inc. dated August 15, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.
Date: August 15, 2024
	By:	/s/ Anish Bhatnagar
Anish Bhatnagar
Chief Executive Officer